Table of Contents

Exhibit 4(b)(1)

INVESTMENT AND JOINT VENTURE AGREEMENT

The companies named and identified below, collectively referred to as Shareholders, and individually and indiscriminately referred to as Shareholder,

On the one part,

Sendas S.A. (hereinafter, “SENDAS”), having its principal place of business in the City of São João de Meriti, in the State of Rio de Janeiro, at Rodovia Presidente Dutra No. 4674, Jardim José Bonifácio, enrolled with the National Register of Legal Entities of the Ministry of Finance – CNPJ/MF under No. 31.911.548/0001 -17,

On the other part,

Companhia Brasileira de Distribuição (hereinafter, “CBD”), having its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3142, enrolled with the National Register of Legal Entities of the Ministry of Finance –CNPJ/MF under No. 47.508.411/0001 -56,

And, as Intervening Parties, collectively referred as such,

SENDAS EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a private limited company, having its principal place of business in the City of São João de Meriti, in the State of Rio de Janeiro, at Rodovia Presidente Dutra No. 4674, Jardim José Bonifácio, enrolled with the National Register of Legal Entities of the Ministry of Finance – CNPJ/MF under No. 30.630.362/0001 -27 (hereinafter, “Sendas Empreendimentos”);

ARTHUR ANTONIO SENDAS, Brazilian, married, businessman, resident and domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, holder of Identity Card No. 1.183.197, IFP/RJ, issued on July 17, 1967, enrolled with the Individual Taxpayers Register of the Ministry of Finance – CPF/MF under No. 016.084.447 -91, (hereinafter, “Sendas Controller”);

PÃO DE AÇÚCAR S.A. INDÚSTRIA E COMÉRCIO, having its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, enrolled with the National Register of Legal Entities of the Ministry of Finance –CNPJ/MF under No. 61.550.182/0001 -69, herein duly represented by its legal representative undersigned (hereinafter, “PAIC”);

PEN¥NSULA PARTICIPAÇÕES LTDA., having its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, 2nd floor, enrolled with the National Register of Legal Entities of the Ministry of Finance – CNPJ/MF under No. 58.292.210/0001 -80, herein duly represented by its legal representative undersigned (hereinafter, “Península”);

NOVA PENÍNSULA PARTICIPAÇÕES S.A., a company organized and existing under the laws of the Federative Republic of Brazil, having its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, 2nd floor, enrolled with the National Register of Legal Entities of the Ministry of Finance – CNPJ/MF under No. 66.056.524/0001 -02, herein duly represented by its legal representative undersigned (hereinafter, “Nova Península”);

ABILIO DOS SANTOS DINIZ, Brazilian, judicially separated, businessman, holder of Identity Card SSP/SP No. 1.965.961, enrolled with the Individual Taxpayers Register of the Ministry of Finance – CPF/MF under No. 001.454.918 -20, with office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3142, (hereinafter, “CBD Controller”); and

SENDAS DISTRIBUIDORA S.A., the new corporate name of Companhia Distribuidora Alves Furtado, a company having its principal place of business in the Municipality of São João de Meriti, in the State of Rio de Janeiro, at Rodovia Presidente Dutra No. 4674, part, enrolled with the National Register of Legal Entities of the Ministry of Finance – CNPJ/MF under No. 06.057.223/0001 -71, herein duly represented pursuant to its By-laws, (hereinafter, “the Company”);

All of the above companies herein represented through their respective By-laws or articles of association, and have decided to execute the present Investment and Association Agreement (hereinafter, the “Agreement”), which shall be governed by the following clauses and conditions:

Clause One – Recitals

1.1. – On December 3, 2003, SENDAS and CBD executed a Letter of Intent, with the purpose of agreeing on the basic conditions pursuant to which they shall promote the union of the operating activities of the two chains in the State of Rio de Janeiro.

1.2. – SENDAS – which is controlled by Sendas Controller through Sendas Empreendimentos – has been operating in the Brazilian retail market for more than 43 years and currently operates, on an exclusive basis, in the State of Rio de Janeiro, through a multi-format chain comprised by 68 stores, encompassing 6 hypermarkets and 62 supermarkets, with a total sales area of 229,000 m2, including gas stations, commercial galleries and drugstores, having an annual gross invoicing, in 2003, in excess of R$ 2 billion.

1.3. – CBD – which is controlled by CBD Controller through PAIC, PENÍNSULA and NOVA PENÍNSULA – currently explores 496 stores in 12 Brazilian states, of which 38 are located in the State of Rio de Janeiro, being 9 hypermarkets and 29 supermarkets, with a total sales area of 94.905 m2, including gas stations, commercial galleries and drugstores, having an annual gross invoicing, in 2003, of R$ 1.5 billion. Of the abovementioned 38 stores, some are explored by CBD through the company Novasoc Comercial Ltda.

1.4. – The Shareholders have decided to take advantage of the operational synergy between SENDAS and CBD in the State of Rio de Janeiro, with the purpose of obtaining scale economy, through the organization of a new regional distribution company.

1.5. – The contemplated joint venture shall be effected as described in clause three of this Agreement, through the contribution to Sendas Distribuidora S.A., of assets, rights and obligations relating to SENDAS and CBD retail activities in the State of Rio de Janeiro, and which shall comprise a total of 106 stores, a sales area of 324,000 m2, with an estimated annual invoicing in excess of R$ 3.5 billion.

1.6. – On July 15, 2002, SENDAS issued debentures convertible into shares, pursuant to the Deed of Issuance transcribed in book ST659, on pages 125/138, of the 23rd Notary Office of the City of Rio de Janeiro (Attachment 1.6); and almost all of such debentures were subscribed by BNDES Participações S.A. (BNDESPAR).

1.7. – On August 20, 2002, BNDESPAR, Intervening Party Sendas Empreendimentos, in its capacity of direct controlling shareholder of SENDAS, and Mr. Arthur Antonio Sendas executed SENDAS’ shareholders agreement (Attachment 1.7), through which Sendas Empreendimentos undertook, among other obligations, (i) to maintain, during the term of the shareholders agreement, the ownership of at least 51% of the voting capital of SENDAS; and (ii) not to transfer, assign, burden, encumber or in any other way dispose of, directly or indirectly, on a free of charge or cost basis, the totality or part of the shares or subscription rights corresponding to the shares mentioned in item (i) above.

1.8. – BNDESPAR Executive Board, in a meeting held on September 22, 2003, issued decision number Dir. 055/2003, stipulating that, within the approximate term of ninety (90) days, SENDAS should submit a financial restructuring plan - the actions and completion terms thereof having been established therein -, which plan should enable the reduction and the extension of the restated liabilities of SENDAS, and should be previously approved by BNDESPAR.

1.9. – With a view to the financial restructuring mentioned in item 1.8. , SENDAS initiated negotiations with creditor banks, under the coordination of UNIBANCO; such process includes the disposal of the shareholding SENDAS owns in Casa de Show S.A., which shall not be included among the assets that shall integrate the joint venture. The costs incurred in the mentioned restructuring, including any compensation due by reason of consulting and assistance services, shall be borne by SENDAS.

Clause Two – Corporate Structure

2.1. – The Company was organized on December 18, 2003, under the corporate name of Companhia de Distribuição Alves Furtado, which has been altered to Sendas Distribuidora S.A., in an Extraordinary General Meeting held on January 28, 2004.

2.2. – The Company is governed by the provisions of Law 6.404, of December 15, 1976, as amended.

2.3. – Upon the asset contribution to be made by the Shareholders to the Company’s capital pursuant to clause three, the Company’s By-laws shall be modified to contemplate the provisions of the present Agreement, observing the terms of the draft that constitutes Attachment 2.3. hereof, the parties having agreed as follows:

(a) The administration of the Company shall be an incumbency of the Board of Directors, which shall be responsible for establishing the strategic guidelines, and of the Executive Board, which shall be responsible for the management of the Company’s daily course of business.

(b) CBD shall be fully responsible for the management and the administration of the Company, within the scope of the Executive Board.

2.4. – Board of Directors – The Company’s Board of Directors shall be comprised of twelve (12) effective members and four (4) alternates, all of them shareholders, who shall be elected and may be dismissed by the Shareholders Meeting, where: (i) four (4) effective members and two (2) substitutes shall be elected by appointment of SENDAS; (ii) four (4) effective members and two (2) substitutes shall be elected by appointment of CBD; and (iii) four (4) independent members, with acknowledged experience and trustworthy reputation, without any connection with SENDAS or CBD, shall be elected through common agreement among the Shareholders.

2.4.1. – The president of the Company’s Board of Directors shall be Mr. Arthur Antonio Sendas.

2.4.1. – By reason of the intuitu personae nature of the appointment of Mr. Arthur Antonio Sendas to preside the Company’s Board of Directors, in the event of his death, incapacity or disqualification during the term of this Agreement, the Shareholders shall, by mutual agreement and within thirty (30) days counted from the date of the event, elect a substitute.

2.5. – Executive Board – The Company shall have an Executive Board comprised of at least three (3) and no more than five (5) members, who shall have a term office of two (2) years and may be reelected. From among the executive officers one shall be the Chief Executive Officer and the others shall have no special designation.

2.5.1. – For the purposes of the provided in item 2.5, SENDAS hereby agrees to cause its representatives in the Company’s Board of Directors to vote along with CBD representatives, in relation to appointments of Officers made by CBD representatives.

2.5.2. – The Shareholders agree that the operating and administrative management of the Company shall be entirely incumbent upon CBD. Hence, CBD shall have complete freedom to make any and all decisions relating to the daily operations of the stores of the Company, and the direct management of the businesses shall be assigned to experienced professionals, with trustworthy reputation and renowned technical capacity, who meet the qualification criteria needed to exercise their respective functions.

2.5.3. – The Executive Board shall have complete freedom to make any operating decisions, including, but not being limited to: (i) management and administration of the stores, including alterations in their respective formatting; (ii) appointment and dismissal of other executives of the Company; (iii) hiring and dismissal of the Company’s employees, in general.

2.5.4. - The Company’s Executive Board shall be comprised of professional executives originating from the chains of stores of the Shareholders or hired within the marketplace.

2.5.5. – The members of the Executive Board shall be assessed by the Board of Directors every other year, according to the performance indicators known as Key Performance Indicators (“K.P.I.”), such as defined in the Shareholders Agreement mentioned in item 2.8 below (“Shareholders Agreement”), and based on the market best practices.

2.6. – Committees – The Company shall have an Executive Committee, a Financial Committee, a Development and Marketing Committee and an Auditing Committee, the function which is to assist the interaction and cooperation between the Executive Board and the Board of Directors. The Shareholders hereby agree to create a Special Committee to settle discrepancies on the terms of the Shareholders Agreement.

2.6.1. – The Committees’ Coordinators shall be appointed as follows: (i) the Coordinator of the Executive Committee and of the Auditing Committee shall be appointed by CBD; and (ii) the Coordinator of the Financial Committee and of the Development and Marketing Committee shall be appointed by SENDAS.

2.6.2. – The Committees shall have the duties ascribed to them in the draft By-laws that constitute Attachment 2.3.

2.7. – Election of the Initial Administrators – The Shareholders hereby agree:

(a) To elect as members of the Company’s Board of Directors: (i) by appointment of CBD: (I) as Effective directors: Abílio dos Santos Diniz, Ana Maria Falleiros Diniz, Augusto Marques da Cruz Filho and Caio Racy Mattar; (II) as Alternate directors: Enéas César Pestana Neto and Hugo Antonio Jordão Bethlem; (ii) by appointment of SENDAS: (I) as Effective directors: Arthur Antonio Sendas, who shall be the President of the Board of Directors, Arthur Antonio Sendas Filho, Nelson Antonio Sendas and Aprígio Lopes Xavier; (II) as Alternate directors: Manoel Antônio Sendas Filho and Francisco Antônio Sendas; (iii) as independent directors: Maria Silvia Bastos Marques, Gerald Dinu Ress, Marcílio Marques Moreira and Paschoal Ricardo Neto;

(b) To cause their representatives at the Board of Directors to elect, as the initial executive officers of the Company, Messrs. Augusto Marques da Cruz Filho (as Chief Executive Officer), Arthur Antonio Sendas Filho, Aprígio Lopes Xavier and Caio Racy Mattar.

2.8. – Shareholders Agreement – On the Closing Date (as defined in item 11.1. below), the Shareholders shall execute the Shareholders Agreement, in the form of Attachment 2.8.

2.9. – Management Agreement – SENDAS and CBD may render administrative services to the Company, and the services rendered by CBD shall be governed by the Management Agreement, the draft of which constitutes Attachment 2.9.

Clause Three – Implementation of the Joint Venture

3.1. – The contribution, to the Company, of the assets, rights and obligations relating to the retail activities of SENDAS and CBD in the State of Rio de Janeiro shall be made in the form of Attachment 3.1. , thereby resulting in the transfer, to the Company, of all the establishments explored by SENDAS and CBD in the State of Rio de Janeiro, substantially observing the provisions of the Attachment to the Letter of Intent mentioned in item 1.1. , which integrates Attachment 3.1. hereof.

3.1.1. – CBD hereby agrees, concomitantly with the contribution of the establishments it directly explores, to contribute also the establishments it explores through Novasoc Comercial Ltda., and CBD shall own the shares issued by the Company in exchange for the contribution, in the form of Attachment 3.1. , of all establishments it directly or indirectly explores in the State of Rio de Janeiro.

3.2. – In order to enable the immediate integration to the Company of the retail activities of SENDAS and CBD in the State of Rio de Janeiro, the Shareholders, Novasoc Comercial Ltda. and the Company have executed two commodatum agreements, the subject matter of which are all the establishments explored by SENDAS and, directly or indirectly explored by CBD in the State of Rio de Janeiro, either those located in real properties owned by the latter two or those located in real properties owned by third parties.

3.3. – Once the contributions to capital mentioned in 3.1. have been effected, the capital of the Company shall be raised in an amount corresponding (a) to the value of the assets, rights and obligations provided for in Attachment 3.1. , which includes (b) the amount of the credits mentioned in clause five of this Agreement, the capital of the Company then becoming divided into common shares, with voting rights, and preferred shares not entitled to vote and with exclusive priority in the reimbursement of the capital, without premium.

3.4. - Each Shareholder shall be assigned fifty percent (50%) of each kind of shares.

3.5. – All common shares subscribed by the Shareholders and all preferred shares subscribed by CBD ("CBD Preferred Shares") shall be paid in upon subscription. The preferred shares subscribed by SENDAS (“Sendas Preferred Shares”), in the amount corresponding to the credits mentioned in letter “b” of item 3.3. shall be paid in according to the conditions contained in item 3.6.

3.6. – The Sendas Preferred Shares, in the form of the respective subscription bulletin, shall be paid in within the maximum term of four (4) years, counted from the date of subscription, through contribution to the capital of the IPI (Excise Tax) credits mentioned in clause five below, provided that the Company may use such credits in compliance with the legislation in force. Alternatively, at SENDAS discretion, such shares may be paid in, wholly or in partially: (a) in currency, and (b) by means of the contribution, also at the current net value, of SENDAS credits duly acknowledged and resulting from the undue payment of contributions to INCRA (National Institute of Colonization and Agrarian Reform), also mentioned in clause five.

3.7. – Upon the payment of Sendas Preferred Shares, both the Sendas Preferred Shares and the CBD Preferred Shares shall be converted into common shares, where one common share shall be equivalent to each converted preferred share. For such purpose, the Shareholders agree to call a Shareholders Meeting of the Company, and to vote therein for the approval of said conversion.

3.8. – In order to preserve the equivalence of the Shareholders equity participation in the Company’s voting capital:

(a) Any one of the Shareholders may only convert preferred shares into common shares when the other Shareholder, in the same act, also converts the same amount of preferred shares;

(b) If, upon the conversion, any one of the Shareholders becomes the owner of a lower quantity of paid-in preferred shares than the other Shareholder, then the quantity of preferred shares to be converted by each one of the Shareholders shall be equal the quantity of the Shareholder with a lower quantity of paid-in preferred shares.

3.9. – Until the end-date of the four-year (4-year) term provided for in item 3.6, the Shareholders shall approve the cancellation of all Sendas Preferred Shares, which are not paid-in until that time.

3.10. – The cancellation of the Sendas Preferred Shares, described in item 3.9, shall be effected through a capital reduction, in the form of article 173, in fine, of Law 6404/76 (capital considered to be excessive), or through any other mechanism encountered by mutual agreement of the Shareholders in any way preventing the possibility of default by SENDAS concerning the payment of the shares, and the consequences thereof. For such purpose, the Shareholders hereby agree timely to call a Shareholders Meeting of the Company, and to vote therein for the capital reduction in the amount that is sufficient for the cancellation of the Sendas Preferred Shares that are not paid-in, or to approve some other mechanism to attain the same purpose, that is, the cancellation of Sendas Preferred Shares.

3.11. – The preferred shares assigned, on a fiduciary basis, to the Company’s council members may not ever be converted into common shares.

Clause Four – Liability for Insufficient Assets or Supervening Liabilities

4.1. – The Shareholders hereby agree to indemnify one another, as provided for in Clause Four, for the determination of insufficient assets or supervening liabilities, resulting exclusively from possible differences between the comparison of, on throne side, the amount of the assets, rights and obligations contained in the balance sheets of SENDAS and CBD, which shall serve as a basis for the implementation of the asset contribution provided for in Attachment 3.1. (“Balance Sheets”) and, on the other side, (a) the amounts of the assets and rights which, although described in the respective Balance, have not been transferred, wholly or in part, to the Company (Insufficient Assets) and (b) the obligations that, not having been included in the respective Balance Sheet, or that, having been incorrectly accounted for, may be claimed from the Company (Supervening Liabilities).

4.1.1. – Any possible Supervening Liabilities of SENDAS or CBD operations shall be the exclusive liability of the Shareholder that has given them cause.

4.1.2. – For purposes of this Agreement, Supervening Liabilities shall be deemed to consist of liabilities resulting from an act or fact occurring prior to the asset contribution of equity mentioned in clause three, which have not been accounted for or which have been incorrectly accounted for in the books of any of the Shareholders, and which may be claimed from the Company.

4.2. – Any possible Insufficient Assets of SENDAS or CBD operations shall be exclusively supported by the Shareholder, which has contributed with the asset to the Company.

4.2.1. – For purposes of this Agreement, Insufficient Assets shall be deemed to mean the inexistence, wholly or in part, of an asset contributed by any of the Shareholders to the capital of the Company.

4.3. – In order to safeguard the efficacy of such undertakings, it is agreed that the Supervening Liabilities or the Insufficient Assets that are not compensated by means of a currency payment to the Company, shall be compensated, by the Shareholder bearing the liability therefor by means of a proportionate reduction of its respective equity participation affecting exclusively its paid-in preferred shares of the Company, which shares shall be appraised at their Transfer Value, as defined in the Shareholders Agreement. In such event, the Shareholders hereby agree that they shall practice all acts required to carry out said reduction in the equity participation.

4.3.1. – Prior to any compensation by means of currency payment or application of the settlement mechanism provided for in item 4.3. above, the Shareholder may, at its own expense, administratively or judicially dispute the Supervening Liabilities or Insufficient Assets it has caused, in which event it shall render the guarantees that may be required for the continuation of the Company’s businesses, and shall be liable for the payment of court costs and fees of counsel.

4.3.2. – If the Shareholder chooses to resort to the administrative or judicial dispute of Supervening Liabilities or Insufficient Assets, the payment or the settlement mentioned in item 4.3. shall be effected in the amount of the sentencing only after the respective decision becomes final and unappealable.

4.3.3. – For purposes of item 4.3. above, the Company shall notify the liable Shareholder in respect to any claim or process filed (i) within at most twenty-four (24) hours from the publication, or from when it becomes aware, of the notification to list assets for attachment, or (ii) within at most forty-eight (48) hours from the receipt or awareness of any other notification or formal communication concerning the initiation of any proceeding, including tax, administrative, judicial or amicable proceedings, directly or indirectly relating to the indemnification obligation undertaken by the Shareholders under the terms of this Clause.

4.3.4. - If the Shareholder chooses to resort to administrative or judicial dispute of Supervening Liabilities or Insufficient Assets, the Company hereby agrees to grant a power of attorney to an attorney appointed by the Shareholder, in addition to providing all the cooperation required to submit the defense against such claim.

Clause Five – IPI Credits and INCRA contribution credits

5.1. – The sum of the current net value, at the time of the respective contribution, of (a) IPI export premium credits relating to SENDAS operations to (b) the credits resulting from the payment of the contribution to INCRA, unduly made by SENDAS shall have the approximate amount of two hundred million Reais (R$ 200,000,000.00) .

5.2. – If the credits referred to in this clause do not become available within the term of four (4) years counting from the date of subscription of Sendas Preferred Shares, the provisions of items 3.9 and 3.10 above shall apply.

Clause Six – Territory

The Company shall operate in the State of Rio de Janeiro, with the possibility of expanding its activities to the State of Espírito Santo (“Exclusive Territory”).

Clause Seven – Leasing

7.1. – Initially, the Company shall not own real estate and, therefore, it shall execute leasing agreements for the totality of its operations.

7.2. – The monthly rent for each store owned by any of the Shareholders shall be of one point five percent (1.5%) the amount of the respective gross sales, with the minimum guaranteed minimum monthly rent described in Attachment 7.5.

7.2.1. – The leasing agreements for the stores currently leased to SENDAS or CBD by their respective controllers shall be reviewed to adapt the conditions prevailing therein to the provision of item 7.2. , observing the particularities of each case.

7.2.2. – The minimum monthly rents mentioned in item 7.2. shall be adjusted by the IPC (Consumer Price Index) published by the Economic Research Institute Foundation - FIPE.

7.3. – The standard draft for the leasing agreements constitutes Attachment 7.3.

7.4. – The central structures currently used by SENDAS (offices and warehouse) shall be used by the Company, which shall pay the rents described in Attachment 7.5.

7.5. - Attachment 7.5. lists all real properties owned by the Shareholders, which shall be used in the operation of the Company, as well as the respective rents (items 7.2. and 7.4. ).

7.6. – If any one Shareholder ceases to be the holder of common and preferred shares of the Company, the leasing of the real properties it had leased to the Company shall be secured by the other Shareholder. The provision in this item shall apply to SENDAS if it becomes the holder, solely, of Class A Common Shares, as defined in item 1.1. (a) of the Shareholders Agreement.

Clause Eight – Trademarks

8.1. – The Shareholders shall execute with the Company trademark license agreements , on a free of charge basis, for the term of fifty (50) years, with the purpose of enabling the Company’s operation in the Exclusive Territory. The trademark licensing shall encompass the authorization to use the establishment titles pertaining thereto.

8.2. – The trademarks to be licensed by the Shareholders to the Company, pursuant to the terms of this Agreement, are as follows: (i) SENDAS Trademarks: Bon Marché and Sendas; (ii) CBD Trademarks: Pão de Açúcar, ABC, Barateiro, Comprebem, Extra, Extra Eletro, including products bearing SENDAS and CBD own trademarks.

8.3. – The agreements described in item 8.1. above shall assure to the Company’s autonomy to use the respective trademarks at its sole discretion, and shall provide it with complete freedom to aggregate value to the products, provided that the Company guarantees to preserve the respectability and reputation enjoyed by said licensed trademarks.

8.4. – The agreements mentioned in this clause shall substantially observe the drafts constituting Attachment 8.4.

Clause Nine – Advance Payment

The advance payment made by CBD to SENDAS, in the amount of R$ 50,000,000.00, duly adjusted by the IPC-Fipe, shall integrate the assets to be transferred by SENDAS and CBD to the Company, under the terms of Attachment 3.1.

Clause Ten – Special Obligation of Controller CBD

Until April 30, 2004, Mr. Arthur Antonio Sendas shall be elected to integrate CBD Board of Directors, by appointment of the Controller CBD.

Clause Eleven – Term. Closing Date

11.1. – The Shareholders shall exert their best efforts towards practicing all other acts – and obtaining all internal authorizations that may be required – to implement the joint venture contemplated herein until March 15, 2004 (“Closing Date”).

11.1.1. – The deadline for the Closing Date may be extended by common agreement of the parties, in view of the measures and actions required to implement the transaction.

11.2. – Upon the Closing Date:

(a) The Shareholders shall practice all corporate acts required to carry out all operations mentioned in Attachment 3.1. ;

(b) A Shareholders Meeting of the Company shall be held, with the purpose of (i) increasing the capital, with the contributions provided for in this agreement and described in Attachment 3.1. ; (ii) amending the By-laws, pursuant to the draft constituting Attachment 2.3. ; and (iii) electing the members of the Board of Directors, with the respective effective directors taking office , subject to the provision of letter (a) of item 2.7. ;

(c) The commodatum agreements mentioned in item 3.2 shall be terminated.

(d) The establishment assignment agreement executed on December 17, 2003, between SENDAS and CBD, and the leasing agreements executed on that same date, shall be terminated;

(e) A meeting of the Board of Directors shall be held to elect and give office to the Company’s Executive Board, subject to the provisions in letter (b) of item 2.7. ;

(f) The Company’s Shareholders Agreement shall be executed, on the terms of Attachment 2.8 ; and

(g) The following agreements shall be executed: (i) the lease agreements mentioned in item 7.2.1. , (ii) the management agreement mentioned in item 2.9, and (iii) the trademark license agreement mentioned in clause eight.

Clause Twelve – Consent by BNDESPAR

12.1. – The Shareholders shall exert their best efforts to obtain, within the shortest possible term, the consent of BNDESPAR to (i) implementing the transaction that is the subject matter of this Agreement, and (ii) unencumbering the real properties given as guarantee by SENDAS.

12.2. –Obtaining BNDESPAR consent shall be incumbent upon the Shareholders, for which purpose both of them hereby agree to cooperate, on reasonable terms, to find a solution, which, without impairing the structure and the bases of the transaction negotiated in this Agreement, accommodates the interests of BNDESPAR.

12.3. – Should BNDESPAR not give its until the Closing Date, this Agreement shall become ineffective, and the Shareholders shall negotiate the best solution alternative with BNDESPAR.

Clause Thirteen – Obligation to implement the transaction hereunder

13.1. – The Shareholders hereby agree practice all acts and take all possible measures in a timely manner with the purpose of implementing the transaction hereunder.

13.2. – Should the transaction hereunder be frustrated for reasons imputable to CBD, CBD shall lose, in favor of SENDAS, by way of fine, the advance payment in the amount of fifty million Reais (R$ 50,000,000.00) indicated in clause nine.

13.3. - Should the transaction hereunder be frustrated for reasons imputable to SENDAS, SENDAS hereby agrees, on an irrevocable and irreversible basis, to liquidate the advance payment of fifty million Reais (R$ 50,000,000.00) indicated in clause nine, by means of accord and satisfaction as stipulated in the Agreement for the Assignment of Establishment executed on December 17, 2003, and described in letter (d) of item 11.2 above; in such event, SENDAS shall not have the right to satisfy the debt in currency.

Clause Fourteen – Reorganization of SENDAS debts

The Shareholders shall establish by mutual agreement the form of continuing or discontinuing the understandings initiated by SENDAS with a view to reorganizing debt, as indicated in items 1.8 and 1.9. above.

Clause Fifteen – Attachments

The following Attachments, duly initialed by the Shareholders, are an integral part of this Agreement:

Attachments	Contents

Attachment 1.6.	Deed of issuance debentures by SENDAS

Attachment 1.7.	SENDAS Shareholders Agreement executed with BNDESPAR

Attachment 2.3.	Draft of the Company’s By-laws

Attachment 2.8.	Draft of the Company’s Shareholders Agreement

Attachment 2.9.	Draft of the Management Agreement

Attachment 3.1.	Scheme to be used in the asset contributions to the Company to be made by SENDAS and CBD, together with the Attachment to the Letter of Intent

Attachment 7.3.	Standard draft lease agreement

Attachment 7.5.	List of real properties owned by the Shareholders and to be leased to the Company

Attachment 8.4.	Standard trademark license agreement

Clause Sixteen – Miscellaneous

16.1. – The Shareholders shall submit the terms of the present Agreement to the government antitrust agencies, as required by the applicable legislation.

16.2. – The provisions in this agreement are irrevocable and irreversible, and binding on the Shareholders and their successors on any account.

16.3. – The Shareholders shall exert their best efforts amicably to settle within a term of thirty (30) days any dispute arising out of this Agreement. Should such term elapse with no agreement having been achieved, either Shareholder may submit the dispute to arbitration, on the terms of Law No. 9.307/96. The arbitration shall be administered by the Chamber of Conciliation and Arbitration of the Getúlio Vargas Foundation – FGV – according to its regulations. The arbitration shall be carried out in the City of Rio de Janeiro. For precautionary measures prior to initiating the arbitration or for enforcement of the arbitration award, the competent venue shall be that of the City of Rio de Janeiro, with the exclusion of all others no matter how much privileged they may be.

IN WITNESS WHEREOF, the parties execute this instrument in two (2) counterparts, of equal content and effect, before two undersigned witnesses.

Rio de Janeiro, February 5, 2004.

(sgd) (sgd) (sgd)
SENDAS S.A.
(sgd) (sgd)

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

(sgd) (sgd)

SENDAS EMPREENDIMENTOS E PARTICIPAÇÕES LTDA

(sgd) (sgd)

ARTHUR ANTONIO SENDAS

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PÃO DE AÇUCAR S.A. INDÚSTRIA E COMÉRCIO

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PEN¥NSULA PARTICIPAÇÕES LTDA

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NOVA PENÍNSULA PARTICIPAÇÕES S.A.

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ABILIO DOS SANTOS DINIZ

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SENDAS DISTRIBUIDORA S.A.

Witnesses:

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Name: ADRIANA PASSOS RODRIGUES

CPF (Individual Taxpayers Register) No.: 550.989.247.15

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Name: Anna Christina M. D. Travessa

CPF (Individual Taxpayers Register) No.:180.385.657.20

All pages were initialed.

rcr/textos5/pao39.doc 2/27/2004.